Exhibit 3.3

CERTIFICATE OF DESIGNATION
OF THE RIGHTS AND PREFERENCES
OF THE
SERIES A-1 CONVERTIBLE PREFERRED STOCK
OF
TITAN ENERGY WORLDWIDE, INC.

The undersigned, the Chief Executive Officer of Titan Energy Worldwide, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Chapter 78 of the Nevada Revised Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company (as may be amended from time to time, the “Articles”), the following resolution creating a subseries of Preferred Series A Stock, designated as Series A-1 Convertible Preferred Stock, was duly adopted on December 2, 2014, as follows:

WHEREAS, Article 3 of the Articles authorizes a series of shares designated as Preferred Series A Stock and a series of shares designated as Preferred Series B Stock, and authorized the Board of Directors to designate subseries of the Preferred Series A Stock and the Preferred Series B Stock and fix the rights and preferences thereof; and

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Articles, there hereby is created a subseries of the Preferred Series A Stock out of the shares of the Company’s Preferred Series A Stock, to be named “Series A-1 Convertible Preferred Stock,” consisting of one hundred (100) shares, which subseries shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1. Designation and Rank. There shall be a subseries of the Preferred Series A Stock designated as the “Series A-1 Convertible Preferred Stock,” and the number of shares constituting such subseries shall be 100. Each share of Series A-1 Convertible Preferred Stock shall have a stated value of $10,000 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) (the “Stated Value”). The rights, preferences, powers, restrictions and limitations of the Series A-1 Convertible Preferred Stock shall be as set forth herein. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”), the shares of Series A-1 Convertible Preferred Stock shall rank superior to shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company now or hereafter outstanding (collectively, with the Common Stock, the “Junior Stock”). The Series A-1 Convertible Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends. Holders of the Series A-1 Convertible Preferred Stock shall be entitled to cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of six percent (6.0%) per annum. Dividends shall be calculated on the basis of a 365-day year, shall accrue daily commencing on the date of the initial issuance of the Series A-1 Convertible Preferred Stock (the “Issuance Date”), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends shall be payable (a) annually, at the sole election of the holder of the Series A-1 Convertible Preferred Stock, in either cash or by accreting to and increasing the outstanding Stated Value of the shares with respect to which the dividends have accrued on January 1 of each calendar year, beginning on the first such date after the Issuance Date, and (b) on each Conversion Date (as hereinafter defined) (with respect only to the Series A-1 Convertible Preferred Stock being converted); except that if such dividend payment date is not a business day, then the dividend payment date will be the next succeeding business day.

3. Voting Rights.

(a) Class Voting Rights. So long as any shares of the Series A-1 Convertible Preferred Stock are outstanding, the Company may not amend, modify or waive (by merger, consolidation or otherwise) the provisions of the Articles, the Company’s bylaws or this Certificate of Designation in a way that would adversely affect the rights, preferences or privileges of the Series A-1 Convertible Preferred Stock without the prior vote or written consent of holders representing at least a majority of the then outstanding shares of Series A-1 Convertible Preferred Stock, voting together as a separate class.

(b) General Voting Rights. The holder of each share of Series A-1 Convertible Preferred Stock shall be entitled to the number of votes equal to the number of the shares of Common Stock into which such share of Series A-1 Convertible Preferred Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of stockholders of the Company or any action by written consent of the stockholders, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of the Series A-1 Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(c) Other Special Voting Rights. Without the prior written consent of the holders of the then outstanding shares of Series A-1 Convertible Preferred Stock, and any other applicable stockholder approval required by law, the Company shall not take, and shall cause its Subsidiaries (as defined in Section 3(d) hereof) not to take or consummate, any of the actions or transactions described in this Section 3(c) (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(i) create, or authorize the creation of, any additional class or series of capital stock of the Company (or any security convertible into or exercisable for any class or series of capital stock of the Company) or issue or sell, or obligate itself to issue or sell, any securities of the Company or any Subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Company or any Subsidiary), including any class or series of capital stock of the Company that ranks superior to or in parity with the Series A-1 Convertible Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, redemption or voting);

(ii) increase or decrease the number of authorized shares of any series of Preferred Series Stock, $0.0001 par value per share (“Preferred Stock”), including the Preferred Series A Stock or Preferred Series B Stock or authorize the issuance of or issue any shares of Preferred Stock (including any shares of Preferred Series A Stock or Preferred Series B Stock);

(iii) amend, alter, modify or repeal the Articles, this Certificate of Designation or the by-laws of the Company, including the amendment of the Articles by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any Subsidiary;

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(iv) issue, or cause any Subsidiary of the Company to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A-1 Convertible Preferred Stock, other than the incurrence of debt solely to fund the payment of dividends on the Series A-1 Convertible Preferred Stock that are accrued and unpaid;

(v) increase the authorized number of directors constituting the Board from one (1);

(vi) redeem, purchase or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Company;

(vii) declare bankruptcy, dissolve, liquidate or wind up the affairs of the Company or any Subsidiary of the Company;

(viii) effect, or enter into any agreement to effect, a Change of Control (as defined in Section 3(d) hereof).

(ix) modify or change the nature of the Company’s business such that a material portion of the Company’s business is devoted to any business other than the business of the sales and management of onsite power generation for industrial and commercial customers;

(x) acquire, or cause a Subsidiary of the Company to acquire, in any transaction or series of related transactions, the stock or any material assets of another Person (as defined in Section 3(d) hereof), or enter into any joint venture with any other Person, for aggregate consideration (including the direct or indirect assumption of liabilities); or

(xi) sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any assets of the Company or any Subsidiary;

(xii) use, or permit the use of, the proceeds from the sale of the Series A-1 Convertible Preferred Stock other than (A) for the satisfaction of the Company’s obligations under that certain Factoring and Security Agreement, dated June 15, 2011, between the Company and Harborcove Fund I, LP., as amended to date and (B) working capital and general corporate purposes in the ordinary course of business;

(xiii) enter into, or become subject to, any agreement or instrument or other obligation which by its terms restricts the Company’s ability to perform its obligations under this Certificate of Designation; or

(xiv) agree or commit to do any of the foregoing.

(d) Certain Definitions. For purposes of this Certificate of Designation:

(i) “Change of Control” means (a) any sale, lease or transfer or series of sales, leases or transfers of all or substantially all of the consolidated assets of the Company and its Subsidiaries; (b) any sale, transfer or issuance (or series of sales, transfers or issuances) of capital stock by the Company or the holders of Common Stock (or other voting stock of the Company) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such sale, transfer or issuance to designate or elect a majority of the board of directors (or its equivalent) of the Company; or (c) any merger, consolidation, recapitalization or reorganization of the Company with or into another Person (whether or not the Company is the surviving corporation) that results in the inability of the holders of Common Stock (or other voting stock of the Company) immediately prior to such merger, consolidation, recapitalization or reorganization to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

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(ii) “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(iii) “Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

4. Liquidation Preference.

(a) In the event of a Liquidation, the holders of shares of the Series A-1 Convertible Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series A-1 Convertible Preferred Stock (the “Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of any Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount plus any accrued and unpaid dividends payable to the holders of outstanding shares of the Series A-1 Convertible Preferred Stock, then all of said assets will be distributed among the holders of the Series A-1 Convertible Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of the Series A-1 Convertible Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of the Series A-1 Convertible Preferred Stock. All payments for which this Section 4(a) hereof provides shall be in cash, property (valued at its fair market value as determined in good faith by the Board of Directors of the Company) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of the Series A-1 Convertible Preferred Stock has been paid in cash the full Liquidation Preference Amount plus any accrued and unpaid dividends to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount plus any accrued and unpaid dividends to which each holder is entitled, the holders of shares of Series A-1 Convertible Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Junior Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Junior Stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Company available for distribution to its stockholders.

(b) A consolidation or merger of the Company, other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation, and a sale, lease, transfer or other disposition of all or substantially all of the assets of, or an exclusive license to a third party of the key technology of, the Company shall be deemed to be a Liquidation within the meaning of this Section 4.

(c) Written notice of any Liquidation, stating a payment date and the place where the distributable amounts shall be payable, shall be given no less than thirty (30) days prior to the payment date stated therein, to the holders of record of the Series A-1 Convertible Preferred Stock.

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5. Conversion. The holders of the Series A-1 Convertible Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. At any time on or after the Issuance Date, any holder of shares of the Series A-1 Convertible Preferred Stock may, at such holder’s option, elect to convert all or any portion of the shares of Series A-1 Convertible Preferred Stock held by such holder, along with the aggregate accrued or accumulated and unpaid dividends thereon, into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the aggregate Stated Value of the shares of Series A-1 Convertible Preferred Stock being converted, divided by (ii) the Conversion Price (as defined in Section 5(c) hereof) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A-1 Convertible Preferred Stock.

(b) Mechanics of Conversion. The conversion of the Series A-1 Convertible Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert the Series A-1 Convertible Preferred Stock into full shares of Common Stock the holder thereof shall (A) transmit by facsimile or electronic mail (or otherwise deliver), an original or copy of a completed and executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company (and the later of (1) the date specified in the Conversion Notice by the holder or (2) the date the Conversion Notice is actually received by the Company (unless received by the Company after 5:00 P.M New York time, in which event the next succeeding business day) shall be the “Conversion Date”), and (B) surrender to a common carrier for delivery to the Company, or personally deliver to the Company, as soon as practicable following such Conversion Date the original certificates representing the shares of Series A-1 Convertible Preferred Stock being converted (or, in the event such certificate(s) have been lost or destroyed, an affidavit of the holder of loss or destruction reasonably satisfactory to the Company as well as other support as reasonably requested by the Company) (the “Preferred Stock Certificates”) and, if not previously delivered, the originally executed Conversion Notice.

(ii) Company’s Response. Upon receipt by the Company of a facsimile as well as electronic mail or other copy of a Conversion Notice, the Company shall immediately send, via facsimile or electronic mail, a confirmation of receipt of such fully executed Conversion Notice to such holder. The Company or its designated transfer agent, as applicable, shall, as soon as practicable following the Conversion Date, issue and deliver to such holder of the Series A-1 Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the number of shares of the Series A-1 Convertible Preferred Stock represented by the Series A-1 Convertible Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of the Series A-1 Convertible Preferred Stock being converted, then the Company shall, as soon as practicable and at the Company’s expense, issue and deliver to the holder a new Series A-1 Convertible Preferred Stock Certificate representing the number of shares of the Series A-1 Convertible Preferred Stock not converted.

(iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A-1 Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(c) Conversion Price. The term “Conversion Price” shall mean $0.0008 per share of Common Stock, subject to adjustment under Section 5(d) hereof.

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(d) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(d)(i) hereof shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividend or distribution; provided further, however, that no such adjustment shall be made if the holders of the Series A-1 Convertible Preferred Stock simultaneously receive (x) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of the Series A-1 Convertible Preferred Stock had been converted into Common Stock on the date of such event or (y) a dividend or other distribution of shares of the Series A-1 Convertible Preferred Stock that are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i) and (ii) hereof, or by a reorganization, merger, consolidation, or sale of assets other than as provided for in Section 5(d)(iv) hereof), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A-1 Convertible Preferred Stock shall have the right thereafter to convert such share of the Series A-1 Convertible Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of the Series A-1 Convertible Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(iv) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends provided for in Section 5(d)(i) and (ii) hereof, or a reclassification, exchange or substitution of shares provided for in Section 5(d)(iii) hereof), or a merger or consolidation of the Company with or into another entity where the Company is not the continuing or surviving entity, or the sale of all or substantially all of the Company’s properties or assets (an “Organic Change”), then, as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A-1 Convertible Preferred Stock shall have the right thereafter to convert such share of the Series A-1 Convertible Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change that holders of the number of shares of Common Stock into which such share of the Series A-1 Convertible Preferred Stock might have been converted immediately prior to such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(iv) hereof with respect to the rights of the holders of the Series A-1 Convertible Preferred Stock after the Organic Change to the end that the provisions of this Section 5(d)(iv) hereof (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A-1 Convertible Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

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(e) No Impairment. The Company shall not, by amendment of its Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A-1 Convertible Preferred Stock against impairment.

(f) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A-1 Convertible Preferred Stock pursuant to this Section 5, the Company shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A-1 Convertible Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of the Series A-1 Convertible Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of the Series A-1 Convertible Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(g) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series A-1 Convertible Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Notice of Corporate Events. The Company will give written notice to each holder of the Series A-1 Convertible Preferred Stock at least thirty (30) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up. The Company will also give written notice to each holder of the Series A-1 Convertible Preferred Stock at least thirty (30) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place.

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(i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Convertible Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(j) Reservation of Common Stock. The Company shall, so long as any shares of the Series A-1 Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A-1 Convertible Preferred Stock, such number of shares of Common Stock equal to at least one hundred percent (100%) of the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A-1 Convertible Preferred Stock then outstanding. The initial number of shares of Common Stock reserved for conversions of the Series A-1 Convertible and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A-1 Convertible Preferred Stock based on the number of shares of the Series A-1 Convertible Preferred Stock held by each holder of record at the time of issuance of the Series A-1 Convertible Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of the Series A-1 Convertible Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of the Series A-1 Convertible Preferred Stock shall be allocated to the remaining holders of the Series A-1 Convertible Preferred Stock, pro rata based on the number of shares of the Series A-1 Convertible Preferred Stock then held by such holder.

(k) Retirement of Series A-1 Convertible Preferred Stock. Conversion of the Series A-1 Convertible Preferred Stock shall be deemed to have been effected on the Conversion Date. From and after the Conversion Date, the shares of Series A-1 Convertible Preferred Stock converted as of such Conversion Date will no longer be deemed to be outstanding, dividends will cease to accrue on the Series A-1 Convertible Preferred Stock, and all rights of the holders of the Series A-1 Convertible Preferred Stock will terminate except for the right to receive the number of whole shares of Common Stock issuable upon conversion thereof at the Conversion Price then in effect and whole shares in lieu of any fractional shares of Common Stock. Any shares of Series A-1 Convertible Preferred Stock that have been converted will, after such conversion, be deemed cancelled and retired. Upon conversion of only a portion of the number of shares of the Series A-1 Convertible Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of the Series A-1 Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii) hereof.

(l) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of the Series A-1 Convertible Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any certificates representing shares of the Series A-1 Convertible Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking or bond, in the Company’s discretion, by the holder to the Company, and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new Series A-1 Convertible Preferred Stock certificates of like tenor and date.

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7. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy.

8. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial holders of the Series A-1 Convertible Preferred Stock and shall not be construed against any person as the drafter hereof.

9. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A-1 Convertible Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10. Notices. Any notice to holders of Series A-1 Convertible Preferred Stock or the Company required pursuant to this Certificate of Designations shall be in writing and shall be deemed effectively given (a) upon delivery if delivered personally or by facsimile or electronic mail, (b) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, and (d) five (5) business days after having been sent by first class mail, postage prepaid. All notices to holders of Series A-1 Convertible Preferred Stock shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true as of the date first above written.

Titan Energy Worldwide, Inc.

By:	/s/ Jeffrey W. Flannery
	Name:	Jeffrey W. Flannery
	Title:	Chief Executive Officer

Signature Page to Series A-1 Convertible Preferred Stock Certificate of Designation

EXHIBIT I

TITAN ENERGY WORLDWIDE, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A-1 Convertible Preferred Stock of Titan Energy Worldwide, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A-1 Convertible Preferred Stock (the “Preferred Shares”), of Titan Energy Worldwide, Inc., a Nevada corporation (the “Company”), indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion

Number of Preferred Shares to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:
By:
Title:
Dated